Exhibit 99.1

XERIS BIOPHARMA REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Achieved record revenue of $48.3M – a 27% increase from prior quarter, and a 63% increase from same period prior year
Tightens full-year 2023 revenue guidance from $155M-$165M to $160M-$165M
Ended Q3 with $66.0M in cash, cash equivalents and short-term investments and remains on track to achieve cash flow breakeven in the fourth quarter
Extended maturity of approximately two-thirds of 2025 Convertible Senior Notes to 2028
Successfully formulated the prespecified target product profile of the XeriJect™ formulation of TEPEZZA®
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; November 9, 2023 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the third quarter and nine months ended September 30, 2023 and corporate highlights.
“We continue to demonstrate record revenue growth as we execute on our strategy. Because of this strong performance, we are further tightening our full year 2023 revenue guidance from $155 million - $165 million to $160 million - $165 million, which is at the high end of our original range,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “Due to continued disciplined expense management coupled with our strong revenue growth we are confident we will achieve cash flow breakeven in the fourth quarter.”
Third Quarter 2023 Highlights

	Three months ended September 30,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$17,735	$13,663	$4,072	29.8
Keveyis	15,865	13,371	2,494	18.7
Recorlev	8,097	2,520	5,577	nm
Product revenue, net	41,697	29,554	12,143	41.1
Royalty, contract and other revenue	6,623	171	6,452	nm
Total revenue	$48,320	$29,725	$18,595	62.6
nm - not meaningful
Commercial Products
•Gvoke®: Third quarter 2023 net revenue was $17.7 million as compared to $13.7 million in the third quarter of 2022 – an increase of approximately 30%. Gvoke prescriptions topped 58,000 for the first time, growing 52% compared to the same period in 2022. Gvoke’s market share of the retail TRx glucagon market grew to over 31% through late October.
•Keveyis®: Third quarter net revenue was $15.9 million – an increase of approximately 19% compared to the same period in 2022. The average number of patients on Keveyis increased approximately 5% from the same period in 2022.

•Recorlev®: Third quarter net revenue was $8.1 million – an increase of $5.6 million compared to the same period of 2022. The average number of patients on Recorlev increased over 203% from the same period in 2022.
Pipeline Program
•XeriSol® levothyroxine (XP-8121): The Phase 2 clinical study is over 85% enrolled, and the study should be completed in the first half of 2024 based on the current enrollment rate.
Technology Partnerships
•Horizon/Amgen: Xeris successfully formulated the prespecified target product profile of the XeriJect™ formulation of TEPEZZA® which triggered revenue of $6.0 million in the third quarter from a milestone payment under the research collaboration and option agreement with Horizon (subsequently acquired by Amgen) that was signed in November 2022. The payment was subsequently received in the fourth quarter. Amgen has the option to license the XeriJect technology to further the development of an ultra-concentrated, ready-to-use, subcutaneous injection of TEPEZZA®.

Year-to-Date 2023 Financial Results

	Nine Months Ended September 30,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$48,406	$37,595	$10,811	28.8
Keveyis	42,708	35,506	7,202	20.3
Recorlev	19,741	3,623	16,118	nm
Product revenue, net	110,855	76,724	34,131	44.5
Royalty, contract and other revenue	8,669	380	8,289	nm
Total revenue	$119,524	$77,104	$42,420	55.0
nm - not meaningful
•Gvoke®: Net revenue was $48.4 million for the nine months ended September 30, 2023, a 29% increase compared to prior year. Gvoke prescriptions for the first three quarters of 2023 were over 156,000 TRx's, growing 51% compared to the same period in 2022. The growth in product demand was partially offset by a decrease in net pricing.
•Keveyis®: Net revenue was $42.7 million for the nine months ended September 30, 2023, a 20% increase from last year. This increase was driven by higher patient demand and an increase in net pricing.
•Recorlev®: Net revenue was $19.7 million for the nine months ended September 30,2023, a $16.1 million increase from last year, driven primarily by increases in the number of patients on therapy.
Cost of goods sold increased by $2.9 million for the three months ended September 30, 2023 compared to the same period ended September 30, 2022. The increase was mainly attributable to higher product sales. Cost of goods sold increased by $4.7 million for the nine months ended September 30, 2023 compared to the same period ended September 30, 2022. The increase was mainly attributable to higher product sales partially offset by the product mix and a one-time contract credit in the first quarter of 2023.
Research and development expenses decreased by $1.0 million for the three months ended September 30, 2023 compared to the same period ended September 30, 2022 driven by lower product development costs. Research and development expenses were flat in the nine months ended September 30, 2023 compared to the same period ended September 30, 2022.
Selling, general and administrative expenses increased by $2.8 million and $5.1 million for the three and nine months ended 2023, respectively, compared to the same periods ended September 30, 2022, due to higher personnel costs and rent expenses related to the new lease commenced in April 2023.
Net Loss was $12.2 million, or $0.09 per share, for the three months ended September 30, 2023 and a net loss of $48.9 million, or $0.36 per share, for the nine months ended September 30, 2023.
Cash, cash equivalents, and short-term investments at September 30, 2023 was $66.0 million compared to $122.0 million at December 31, 2022.

Shares outstanding at October 31, 2023 was 138,124,595.
Upcoming Events
Xeris will participate in the following investor conferences:
•Jefferies London Healthcare Conference, November 14-16, 2023
•14th Annual Craig-Hallum Alpha Select Conference, November 16, 2023 (1x1s only)
•35th Annual Piper Sandler Healthcare Conference, November 28-30, 2023
Details of each event will be available on Xeris’ website. Contact the respective sponsor to request a 1x1 meeting.
Third Quarter Conference Call and Webcast Details
Xeris will host a conference call and webcast on Thursday, November 9, 2023 at 8:30 a.m. Eastern Time. To pre-register for the conference call, please use the following link: https://www.netroadshow.com/events/login?show=59946218&confId=55658. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Thursday, November 23, 2023 at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 328140.
In addition, a live audio of the conference call will be available as a webcast. To join the webcast, please visit “Events” on the investor relations page of the Company’s website at www.xerispharma.com or use the following link: https://events.q4inc.com/attendee/482975153.
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, the first and only FDA-approved therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect™, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2023, including projections that the company will achieve cash flow breakeven in the fourth quarter and revenue guidance, the market and therapeutic potential of its products and product candidates, the timing of clinical studies and trials, including advancement of its levothyroxine clinical program and expected Phase 2 study completion in the first half of 2024, the potential utility of its formulation platforms, cash management, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.
Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Product revenue, net	$41,697	$29,554	$110,855	$76,724
Royalty, contract and other revenue	6,623	171	8,669	380
Total revenue	48,320	29,725	119,524	77,104
Costs and expenses:
Cost of goods sold	8,201	5,260	21,075	16,343
Research and development	5,034	6,043	15,959	16,011
Selling, general and administrative	37,287	34,491	108,527	103,388
Amortization of intangible assets	2,711	2,711	8,132	8,132
Total costs and expenses	53,233	48,505	153,693	143,874
Loss from operations	(4,913)	(18,780)	(34,169)	(66,770)
Other expense	(7,614)	(3,390)	(15,709)	(16,046)
Net loss before benefit from income taxes	(12,527)	(22,170)	(49,878)	(82,816)
Benefit from income taxes	338	339	1,013	1,086
Net loss	$(12,189)	$(21,831)	$(48,865)	$(81,730)

Net loss per common share - basic and diluted	$(0.09)	$(0.16)	$(0.36)	$(0.60)

Weighted average common shares outstanding - basic and diluted	138,059,781	135,951,761	137,523,202	135,508,203

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,143	$121,966
Short-term investments	19,832	—
Trade accounts receivable, net	45,966	30,830
Inventory	38,143	24,735
Prepaid expenses and other current assets	7,967	9,287
Total current assets	158,051	186,818
Property and equipment, net	6,185	5,516
Intangible assets, net	112,475	120,607
Goodwill	22,859	22,859
Operating lease right-of-use assets	23,407	3,992
Other assets	4,807	4,730
Total assets	$327,784	$344,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,078	$4,606
Current operating lease liabilities	2,366	1,580
Other accrued liabilities	19,073	36,786
Accrued trade discounts and rebates	21,554	16,818
Accrued returns reserve	13,328	11,173
Current portion of contingent value rights	17,517	—
Other current liabilities	1,123	2,658
Total current liabilities	87,039	73,621
Long-term debt, net of unamortized debt issuance costs	190,423	187,075
Non-current contingent value rights	5,099	25,688
Non-current operating lease liabilities	35,154	9,402
Deferred tax liabilities	2,504	3,518
Other liabilities	3,700	31
Total liabilities	323,919	299,335
Total stockholders’ equity	3,865	45,187
Total liabilities and stockholders’ equity	$327,784	$344,522